Filed Pursuant to Rule 433

Registration Statement No. 333-196220-03

Dated June 20, 2016

Commonwealth Edison Company

First Mortgage 2.550 % Bonds, Series 120 due 2026

First Mortgage 3.650 % Bonds, Series 121 due 2046

June 20, 2016

Pricing Term Sheet

	Series 120 Bonds	Series 121 Bonds

Issuer:	Commonwealth Edison Company	Commonwealth Edison Company

Ratings*:	A2 (Moody’s); A- (S&P); A (Fitch)	A2 (Moody’s); A- (S&P); A (Fitch)

Securities:	First Mortgage 2.550% Bonds, Series 120	First Mortgage 3.650% Bonds, Series 121

Trade Date:	June 20, 2016	June 20, 2016

Settlement Date**:	June 27, 2016 (T+5)	June 27, 2016 (T+5)

Principal Amount:	$500,000,000	$700,000,000

Maturity:	June 15, 2026	June 15, 2046

Coupon:	2.550%	3.650%

Benchmark Treasury:	1.625% due May 15, 2026	2.500% due February 15, 2046

Benchmark Treasury Price / Yield:	99-17+ / 1.675%	100-09+ / 2.486%

Spread to Benchmark Treasury:	+87.5 basis points	+120 basis points

Yield to Maturity:	2.550%	3.686%

Offering Price:	100.000% of the principal amount	99.351% of the principal amount

Interest Payment Dates:	June 15 and December 15 of each year, commencing December 15, 2016	June 15 and December 15 of each year, commencing December 15, 2016

Redemption Provisions:	At any time prior to March 15, 2026 (three months prior to the maturity date), at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 15 basis points; and on or after March 15, 2026, at 100% of the principal; plus, in each case, accrued and unpaid interest to, but excluding, the redemption date	At any time prior to December 15, 2045 (six months prior to the maturity date), at a make whole price equal to the greater of (a) 100% of the principal amount or (b) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 20 basis points; and on or after December 15, 2045, at 100% of the principal; plus, in each case, accrued and unpaid interest to, but excluding, the redemption date

CUSIP/ ISIN:	202795 JH4 / US202795JH45	202795 JJ0 / US202795JJ01

Joint Book Running Managers:	Citigroup Global Markets Inc. Mizuho Securities USA Inc. U.S. Bancorp Investments, Inc. CIBC World Markets Corp. Credit Agricole Securities (USA) Inc. PNC Capital Markets LLC	Citigroup Global Markets Inc. Mizuho Securities USA Inc. U.S. Bancorp Investments, Inc. CIBC World Markets Corp. Credit Agricole Securities (USA) Inc. PNC Capital Markets LLC

Senior Co-Manager:	Santander Investment Securities Inc.	Santander Investment Securities Inc.

Co-Managers:	Blaylock Beal Van, LLC Drexel Hamilton, LLC Great Pacific Securities Loop Capital Markets LLC	Blaylock Beal Van, LLC Drexel Hamilton, LLC Great Pacific Securities Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the bonds on or about June 27, 2016, which will be the fifth business day following the date of this term sheet (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this term sheet or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Mizuho Securities USA Inc. at 866-271-7403 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.